Exhibit 99.2

745 Seventh Avenue New York, NY 10019 United States

May 3, 2019

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated March 26, 2019, to the Board of Directors of Centene Corporation (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on May 3, 2019 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and WellCare Health Plans, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Centene’s Financial Advisors,” “The Mergers—Background of the Mergers,” “The Mergers—Centene Board’s Recommendations and Its Reasons for the Transaction,” “The Mergers—Certain Unaudited Prospective Financial Information” and “The Mergers—Opinion of Centene’s Financial Advisors.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Jed Brody
Name:	Jed Brody
Title:	Managing Director